   As filed with the Securities and Exchange Commission on July 11, 2000
                                                      Registration No. 333-35164

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -----------------

                              Amendment No. 3
                                       to

                                    FORM S-1
                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933

                        SPEECHWORKS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                               -----------------

         Delaware                    8731                    04-3239151
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification    Identification Number)
     Incorporation or            Code Number)
      organization)

                        SPEECHWORKS INTERNATIONAL, INC.
                              695 Atlantic Avenue
                          Boston, Massachusetts 02111
                                 (617) 428-4444
  (Address, Including Zip Code, And Telephone Number, Including Area Code, Of
                   Registrant's Principal Executive Offices)

                              STUART R. PATTERSON
                            Chief Executive Officer
                        SpeechWorks International, Inc.
                              695 Atlantic Avenue
                          Boston, Massachusetts 02111
                                 (617) 428-4444
 (Name, Address, Including Zip Code, And Telephone Number, Including Area Code,
                             Of Agent For Service)

                                   Copies to:
                               -----------------
       Steven P. Rosenthal, Esq.                 John A. Burgess, Esq.
       Michael L. Fantozzi, Esq.                William S. Gehrke, Esq.
      Mintz, Levin, Cohn, Ferris,                  Hale and Dorr LLP
        Glovsky and Popeo, P.C.                     60 State Street
          One Financial Center                      Boston, MA 02109
            Boston, MA 02111                         (617) 526-6000
             (617) 542-6000

  Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

   SEC registration fee............................................. $   22,770
   Nasdaq National Market listing fee...............................     95,000
   NASD filing fee..................................................      9,125
   Printing and engraving fees......................................    200,000
   Legal fees and expenses..........................................    600,000
   Accounting fees and expenses.....................................    315,000
   Blue sky fees and expenses.......................................     10,000
   Transfer agent and registrar fees................................      2,000
   Miscellaneous....................................................    450,000
                                                                     ----------
   Total............................................................ $1,703,825


     All of the above figures, except the SEC registration fee, NASD filing fee and Nasdaq National Market listing fee, are estimates.

Item 14. Indemnification of Directors and Officers.

     Our certificate of incorporation provides that we shall indemnify to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of SpeechWorks or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, the certificate of incorporation and our bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, such as one brought by or on behalf of the corporation, indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Tenth of our certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

   . from any breach of the director's duty of loyalty to us or our stockholders,

   . from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

   .  under Section 174 of the Delaware General Corporation Law, and

   . from any transaction from which the director derived an improper personal benefit.

     We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

     Additionally, reference is made to the Underwriting Agreement filed as
Exhibit 1.1 hereto, which provides for indemnification by the underwriters of SpeechWorks, our directors and officers who sign the Registration Statement and persons who control SpeechWorks, under certain circumstances.

Item 15. Recent Sales of Unregistered Securities.

     In the three years preceding the filing of this Registration Statement, we have sold the following securities that were not registered under the Securities Act as summarized below. The share information provided below reflects the three-for-two split of the common stock effected on January 5, 2000. Upon completion of this offering our outstanding securities will automatically convert as follows:

   . each share of series A Convertible Participating Preferred Stock will convert into 1.5 shares of common stock;

   .  each share of series B Convertible Preferred Stock will convert into
      1.5 shares of common stock;

   .  each share of series C Convertible Preferred Stock will convert into
      1.5 shares of common stock;

   .  each share of series D Convertible Preferred Stock will convert into
      1.5 shares of common stock; and

   . each share of series E Convertible Preferred Stock will convert into one share of common stock.

 (a)Issuances of Capital Stock and Warrants

     On September 30, 1996, February 14, 1997 and April 22, 1998 we issued and sold a total of 2,474,500 shares of series B convertible preferred stock to nine investors at a price per share of $2.75 in a private placement for total proceeds of $6,804,875.

     On May 8, July 28 and August 12, 1998 and January 9, 1999, we issued and sold a total of 1,626,092 shares of series C convertible preferred stock to 12 investors at a price per share of $4.25 in a private placement for total proceeds of $6,910,891.

     On November 8, 1998, we issued a warrant to purchase 30,000 shares of common stock to SoundWorks USA, Inc. in connection with our acquisition of the "speechworks.com" domain name.

     On April 29, June 21 and June 29, 1999, we issued and sold a total of 2,671,389 shares of series D convertible preferred stock to 10 investors at a price per share of $8.92 in a private placement for total proceeds of $23,828,790.

     On January 5, 2000, we effected a three-for two stock split of our outstanding common stock in which each two outstanding shares of common stock were split into three shares of common stock.

     On April 11, 2000, we issued and sold a total of 2,544,681 shares of series E convertible preferred stock to 17 investors at a price per share of $7.86 in a private placement for total proceeds of $20,001,193.

     On May 31, 2000, we issued a warrant to purchase 47,710 shares of common stock at an exercise price of $7.86 per share to one of our series E investors.

     On June 5, 2000, we issued 1,045,158 shares of common stock to AT&T Corp. in a private placement in connection with the execution of a development and license agreement with AT&T.

     On June 28, 2000, we agreed to sell $4,000,000 of our common stock to Net2Phone in a private placement concurrent with this offering at a price per share equal to the lesser of $12.46 and 89% of the price per share at which the common stock is sold in this offering.

     On June 30, 2000, we issued to America Online, Inc. a warrant to purchase 765,442 shares of common stock at an exercise price per share equal to the lesser of $12.46 and 89% of the price per share at which the common stock is sold in this offering in connection with the execution of a software license and professional services agreement with America Online. We have also agreed to sell $5,000,000 of our common stock to America Online in a private placement concurrent with this offering at a price per share equal to the lesser of $12.46 and 89% of the price per share at which the common stock is sold in this offering.

 (b)Certain Grants and Exercises of Stock Options

     As of June 20, 2000 we have issued options to purchase a total of 5,548,078 shares of common stock under our stock plans, 1,423,969 of which are currently exercisable, at a weighted average exercise price of $2.88 per share. As of June 20, 2000, 2,372,689 options pursuant to the foregoing have been exercised.

     The sale and issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access to information about us.

Item 16. Exhibits and Financial Statement Schedules.

 (a)Exhibits

Exhibit
Number                               Description of Exhibit
-------                              ----------------------
  *1.1   Form of Underwriting Agreement
 **3.1   Restated Certificate of Incorporation of SpeechWorks International, Inc.
 **3.2   Restated Certificate of Incorporation of SpeechWorks International, Inc. to be
         filed prior to completion of the offering
 **3.3   Bylaws of SpeechWorks International, Inc.
 **3.4   Amended and Restated Bylaws of SpeechWorks International, Inc. to be effective upon completion of the offering
  *4.1   Form of Common Stock Certificate
  *5.1   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of securities being registered
 +10.1   License Agreement, dated August 3, 1994, between the Registrant and
         Massachusetts Institute of Technology, as amended
**10.2   Fourth Amended and Restated Registration Rights Agreement, dated as of April
         11, 2000, among the Registrant and the investors party thereto
**10.3   Lease Agreement, dated February 21, 1997, between the Registrant and Landman
         Omnibus V Limited Partnership
**10.4   Sublease Agreement, dated April 1, 1998, between the Registrant and Exchange
         Applications, Inc.
**10.5   Amended and Restated 1995 Stock Option Plan
**10.6   2000 Employee, Director and Consultant Stock Plan
**10.7   2000 Employee Stock Purchase Plan
**10.8   Employment Agreement, dated September 2, 1997, between the Registrant and
         Stuart R. Patterson
**10.9   Form of Incentive Stock Option Agreement entered into by the named executive officers
**10.10  Employment Agreement, dated June 21, 2000, between Registrant and Richard J.
         Westelman
 +10.11  Development and License Agreement, dated June 5, 2000 between the Registrant and AT&T Corp.
**10.12  First Amendment to the Fourth Amended and Restated Registration Rights
         Agreement
**10.13  Second Amendment to the Fourth Amended and Restated Registration Rights
         Agreement
 +10.14  Software License and Professional Services Agreement, dated June 30, 2000, between America Online, Inc. and the Registrant.
 +10.15  Letter of Intent, dated June 29, 2000 between Net2Phone, Inc. and the
         Registrant
**21.1   Subsidiaries
**23.1   Consent of PricewaterhouseCoopers LLP
 *23.2   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1)
**24.1   Powers of Attorney (See page II-5)
**27.1   Financial Data Schedule

* To be filed by amendment.

** Previously filed

+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the commission.

 (b)Financial Statement Schedules

     Financial Statement Schedules are omitted because the information required thereby is either not applicable or is included in our consolidated financial statements or notes to those consolidated financial statements.

Item 17. Undertakings

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on July 11, 2000.

                                         SPEECHWORKS INTERNATIONAL, INC.

                                         By: /s/ Stuart R. Patterson

                                           ------------------------------------
                                            Stuart R. Patterson
                                          Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

        Signature                    Title                   Date
        ---------                    -----                   ----

 /s/ Stuart R. Patterson   Chief Executive Officer,      July 11, 2000
  _______________________   President and Director
    Stuart R. Patterson     (principal executive
                            officer)

 /s/ Richard J. Westelman  Chief Financial Officer       July 11, 2000
  _______________________   (principal financial and
   Richard J. Westelman     accounting officer)

            *              Chief Technology Officer      July 11, 2000
  _______________________   and Director
    Michael S. Phillips

            *              Chairman of the Board         July 11, 2000
  _______________________
   William J. O'Farrell

            *              Director                      July 11, 2000
  _______________________
       Axel Bichara

            *              Director                      July 11, 2000
  _______________________
      Richard Burnes

            *              Director                      July 11, 2000
  _______________________
       Robert Finch

            *              Director                      July 11, 2000
  _______________________
    John C. Freker, Jr.

*By:       /s/ Rick Olin
  --------------------------------
              Rick Olin
          Attorney-in-fact

                                 EXHIBIT INDEX

Exhibit
Number                               Description of Exhibit
-------                              ----------------------
  *1.1   Form of Underwriting Agreement
 **3.1   Restated Certificate of Incorporation of SpeechWorks International, Inc.
 **3.2   Restated Certificate of Incorporation of SpeechWorks International, Inc. to be
         filed prior to completion of the offering
 **3.3   Bylaws of SpeechWorks International, Inc.
 **3.4   Amended and Restated Bylaws of SpeechWorks International, Inc. to be effective upon completion of the offering
  *4.1   Form of Common Stock Certificate
  *5.1   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of securities being registered
 +10.1   License Agreement, dated August 3, 1994, between the Registrant and
         Massachusetts Institute of Technology, as amended
**10.2   Fourth Amended and Restated Registration Rights Agreement, dated as of April
         11, 2000, among the Registrant and the investors party thereto
**10.3   Lease Agreement, dated February 21, 1997, between the Registrant and Landman
         Omnibus V Limited Partnership
**10.4   Sublease Agreement, dated April 1, 1998, between the Registrant and Exchange
         Applications, Inc.
**10.5   Amended and Restated 1995 Stock Option Plan
**10.6   2000 Employee, Director and Consultant Stock Plan
**10.7   2000 Employee Stock Purchase Plan
**10.8   Employment Agreement, dated September 2, 1997, between the Registrant and
         Stuart R. Patterson
**10.9   Form of Incentive Stock Option Agreement entered into by the named executive officers
**10.10  Employment Agreement, dated June 21, 2000, between Registrant and Richard J.
         Westelman
 +10.11  Development and License Agreement, dated June 5, 2000 between the Registrant and AT&T Corp.
**10.12  First Amendment to the Fourth Amended and Restated Registration Rights
         Agreement
**10.13  Second Amendment to the Fourth Amended and Restated Registration Rights
         Agreement
 +10.14  Software License and Professional Services Agreement, dated June 30, 2000, between America Online, Inc. and the Registrant.
 +10.15  Letter of Intent, dated June 29, 2000 between Net2Phone, Inc. and the
         Registrant
**21.1   Subsidiaries
**23.1   Consent of PricewaterhouseCoopers LLP
 *23.2   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1)
**24.1   Powers of Attorney (See page II-5)
**27.1   Financial Data Schedule

* To be filed by amendment.

** Previously filed

+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the commission.